Exhibit 10.1

John Bailye
[Address]

Dear John:

As you are aware, you previously entered into an employment agreement with Dendrite International, Inc. (“Dendrite”) dated March 25, 1997 (the “Prior Agreement”). Dendrite desires to continue to employ you and you desire to accept such employment on the terms and conditions set forth herein. We would, therefore, like to confirm the terms and conditions of your continued employment as set forth below in the Specific Terms and Conditions of Employment and the General Terms and Conditions of Employment (collectively the “Agreement”). which will replace the Prior Agreement in its entirety.

SPECIFIC TERMS & CONDITIONS OF EMPLOYMENT

1.                                       DUTIES/TERM.

You will be employed as Chairman of the Board of Directors (the “Board”) and Chief Executive Officer (“CEO”) of Dendrite. This employment is subject to Board ratification. You shall (i) perform those duties as are customary for the Chairman and CEO and as may from time to time be assigned to you by the Board; (ii) devote your full-time attention and best efforts solely and exclusively to the duties assigned to you; and (iii) comply with all existing Dendrite rules, regulations, policies and directives and those which may be established from time to time.

Subject to the provisions of Section 4 and the following two sentences of this Section 1, your employment is at-will and thus either party may terminate your employment under this Agreement for any reason whatsoever. In the event of a termination by Dendrite without Cause or by you without Good Reason, you or Dendrite, as the case may be, shall provide the other a written notice of termination which specifies the termination date (which date shall not be less than thirty (30) days nor more than sixty (60) days after the giving of such notice.) In the event your employment is terminated by you for Good Reason or by Dendrite for Cause, Disability or upon your death, your employment under this Agreement shall immediately terminate.

2.                                       COMPENSATION.

(a)           Base Salary. Dendrite shall pay you for your services a base salary at a rate of $525,000 per annum to be paid on a semi-monthly basis in accordance with Dendrite’s regular payroll practices. Dendrite may increase, but not decrease, your base salary during your employment. Any salary increases will be evaluated no less frequently than on the anniversary date of your employment.

(b)           Bonus. You will be eligible to receive an annual discretionary bonus (the `’Bonus”) with a current target of $525,000. Bonus eligibility shall be determined and paid in accordance with Dendrite’s applicable incentive compensation policy then in effect for senior executives. The payment of any Bonus is subject to: (i) Dendrite’s achievement of goals as set forth and approved by the Board, (ii) such other objectives as may be determined by the Board from time to time and (iii) the terms and conditions of the applicable incentive compensation plan then in effect for senior executives. Your target for a discretionary bonus will be reviewed and determined on an annual basis by the Board. Your target bonus may be increased, but not decreased during your employment.

3.                                       BENEFITS.

Dendrite shall provide you:

(a)           Vacation. 4 weeks vacation per annum in accordance with Dendrite policy in effect from time to time or as otherwise agreed by the Board.

(b)           Business Expenses. Reimbursement for reasonable travel, entertainment and other reasonable and necessary out-of-pocket expenses incurred by you in connection with the performance of your duties in accordance with Dendrite policy in effect from time to time.

(c)           Retirement Benefits. Retirement benefits to the same extent as may be provided to other similarly situated senior executives in accordance with Dendrite policy then in effect and subject to the terms and conditions of such benefit plans.

(d)           Indemnification. Throughout your employment with Dendrite, you will have indemnification rights in accordance with the indemnification provisions contained in  Dendrite’s Directors’ and Officers’ liability insurance policy, Certificate of Incorporation, and By-laws, then in effect. In addition, you will have the indemnification rights as set forth in the Indemnification Agreement between you/Dendrite.  During your employment hereunder and for the six years thereafter (unless your employment is terminated for Cause), Dendrite shall maintain in full force and effect and renew on an annual basis or as otherwise required, for the benefit of the officers and directors and you, one or more policies of insurance covering Directors and Officers liability, substantially in accordance with Dendrite’s existing coverage as set forth on Exhibit B attached hereto (the “Existing D & O coverage), subject to availability at commercially reasonable rates on commercially reasonable terms as determined by the Board in its reasonable judgment.  Dendrite may satisfy its obligations under the foregoing sentence by purchasing a “tail” policy under the Company’s then existing Directors’ and Officers’ liability insurance policy provided it has an effective term of at least six years following your termination date and contains terms and conditions which are substantially similar to Dendrite’s Existing D & O Coverage.

(e)           Life Insurance. Throughout your employment with Dendrite, you will be covered under Dendrite’s life insurance policy, subject to the terms and conditions of such policy as amended from time to time. To the extent that the life insurance benefits under such coverage is not at least equal to one times your base salary and target bonus (the “Life Insurance Benefit”), Dendrite will reimburse you the cost of your obtaining total coverage that provides the Life Insurance Benefit as follows. You agree to obtain any necessary excess coverage through Dendrite’s life insurance policy, subject to any cap. If after reaching any such cap, you still do not have coverage that provides the Life Insurance Benefit, then you may obtain coverage from an outside source at a commercially reasonable price so that in total you have coverage that provides the Life Insurance Benefit. Provided you comply with the provisions set forth herein, Dendrite agrees to reimburse you for the cost of the excess insurance under its plan and coverage from an outside source to attain in total the Life Insurance Benefit. At Dendrite’s sole discretion, Dendrite may elect to provide you with any or all coverage under this Section 3(e) through any insurance it obtains.

(f)            Disability Insurance. Throughout your employment with Dendrite, you will be covered under Dendrite’s long-term and short-term disability policies, subject to the terms and conditions of such policies as amended from time to time. To the extent that the long-term disability benefit properly payable under Dendrite’s long-term disability policy is not at least equal to one times your base salary and target bonus (the “LTD Benefit”). Dendrite will reimburse you the cost of your obtaining total coverage that provides the LTD Benefit as follows. You agree to obtain any necessary excess coverage through Dendrite’s Long-Term Disability Plan, subject to any cap. If after reaching any such cap, you still do not have total coverage that provides the LTD Benefit, then you may obtain coverage from an outside source at a commercially reasonable price so that in total you have coverage that provides the LTD Benefit.  Provided you comply with the provisions set forth herein, Dendrite agrees to reimburse you for the cost of the excess insurance under its policies and coverage from an outside source to attain in total the LTD Benefit. At Dendrite’s sole discretion, Dendrite may elect to provide you with any or all coverage under this Section 3(f) through any insurance it obtains.

(g)           Financial Planning. Financial planning reimbursement in an amount not to exceed $10,000 per annum in accordance with Dendrite’s policy in effect from time to time.

(h)           Other. Other benefits to the same extent and with the same cost as may be provided to other senior executives in accordance with Dendrite policy then in effect and subject to the terms and conditions of such benefit plans, Such benefits may include, but are not limited to, Medical, Dental, Life and AD&D, Short Term Disability, Long-Term Disability, and Deferred Compensation.

4.                                       TERMINATION; SEVERANCE

(a)           Upon your termination of employment by Dendrite for any reason other than termination by Dendrite for Cause (as defined in Exhibit A), Disability (as defined in Exhibit A) or upon your death, you shall solely be entitled to (subject to any applicable off-sets) applicable payments and benefits in Section 4(b) or 4(c), and your base salary through the date of your termination.

(b)           If your employment hereunder is terminated (i) by Dendrite for any reason other than death, Cause (as defined in Exhibit A), or Disability (as defined in Exhibit A), or (ii) voluntarily by you with Good Reason (as defined in Exhibit A), you shall be entitled to receive severance payments of your monthly base salary for 12 months following your employment termination (calculated at the rate of base salary then being paid to you as of the date of termination) and your annual target bonus as of the date of termination.  The severance payments to be paid to you under this Section 4(b) shall be referred to herein as the “Severance Payment” and the 12-month period of Severance Payments shall be referred to as the “Severance Period.” Your severance shall commence on the next regularly scheduled monthly payday following the effective date of the termination of your employment. No interest shall accrue or be payable on or with respect to any Severance Payment. Your benefits coverage will continue under Dendrite’s group medical and dental plans for the Severance Period. At the conclusion of the Severance Period, you shall be provided the opportunity to continue your benefits coverage pursuant to “COBRA,” Sections 601 et seq. of ERISA. During the Severance Period, Dendrite shall continue to provide you (and your dependents if applicable) with the same level of medical and dental benefits upon substantially the same terms and conditions (including cost of coverage, if any, to you) as existed immediately prior to the effective date of termination; provided, that, if you are not eligible to continue to participate in Dendrite plans providing such benefits, Dendrite shall otherwise provide (or at its discretion pay the cost of) such benefits on the same after-tax cost to you and benefit basis as if continued participation had been permitted. To the extent available, such continued benefits may be provided through continued COBRA coverage at Dendrite’s full expense. You agree to notify Dendrite of any full time employment that you begin during the Severance Period.  If your employment is terminated as described in this Section 4(b), in addition to the Severance Payment, your bonus for the year in which employment is so terminated will be pro-rated to reflect the percentage of days of the year during which you performed services for Dendrite (“Pro-rata Bonus Payment”).

(c)           The following severance payment only applies in the event of a Change in Control (as defined in Exhibit A). If, within the three (3) year period following a Change in Control, your employment hereunder is terminated (i) by Dendrite for any reason other than Cause or Disability, or as a result of your death, or (ii) by you for Good Reason, then you shall be entitled to receive severance payments in an aggregate amount equal to three (3) times the sum of (A) the annual rate of your base salary in effect as of the date of termination and (B) your annual target bonus. The severance payments to be paid to you under this Section 4(c) shall be referred to as the “Change in Control Severance Payment”.  Your Change in Control Severance Payment shall be paid by Dendrite in a lump sum in cash within thirty (30) days following the date of termination. In the event of a termination of employment described in this Section 4(c), Dendrite shall continue to provide, for a period of three (3) years following the date of termination, you (and your dependents if applicable) with the same level of medical and dental benefits upon substantially the same terms and conditions (including cost of coverage,. if any, to you) as existed immediately prior to the effective date of termination (or, if more favorable to you, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if you are not eligible to continue to participate in Dendrite plans providing such benefits, Dendrite shall otherwise provide (or at its discretion pay the cost of) such benefits on the same after-tax cost to you and benefit basis as if continued participation had been permitted. To the extent available, such continued benefits may be provided through continued COBRA coverage at Dendrite’s full expense.  For the sake of clarity, and not intended to be cumulative to the rights set forth in 3(d), Dendrite shall continue to maintain in full force and effect for a period of six (6) years following the date of termination, for your benefit, one or more policies of insurance covering Directors and Officers liability, substantially in accordance with Dendrite’s existing coverage as set forth on Exhibit B attached hereto (the “Existing D & O coverage).  Dendrite may satisfy its obligations under this Section by purchasing a “tail” policy under the Company’s then existing Directors’ and Officers’ liability insurance policy; provided it has an effective term of at least six years following your termination date and contains terms and conditions which are substantially similar to Dendrite’s Existing D & O Coverage. For the sake of clarity, if your employment is terminated as described in this Section 4(c), in addition, to the Change in Control Severance Payment, you will receive a Pro-rata Bonus Payment for the year in which you were terminated. For purposes of clarification, under no circumstances are you entitled to receive payments under both Sections 4(b) and 4(c). In the event of a Change in Control all stock options then granted to you by Dendrite will immediately vest and all sales restrictions will be lifted.

For purposes of Sections 3(e), 3(f), 4(b) and 4(c), “target bonus” means the annual target bonus established for the Employee for the fiscal year in which the Employee’s employment terminates, or if the annual target bonus has not been established for the Employee for such fiscal year, then the annual target bonus for the prior fiscal year shall be used; provided that, in no event shall target bonus be less than the annual bonus most recently paid to Employee.

(d)           The making of any Severance Payments, Change in Control Severance Payment, and Pro-rata Bonus Payment, and the provision of benefits under Sections 4(b) or 4(c) hereunder is conditioned upon the signing of a general release in form and substance satisfactory to Dendrite under which you release Dendrite and its affiliates together with their respective officers, directors, shareholders, employees, agents and successors and assigns from any and all claims you may have against them. You will not be required to release your rights under Dendrite’s benefit and retirement plans, stock plans, or any rights that you may have to coverage and indemnification pursuant to law or Dendrite policies. In the event you breach Sections 2, 3, 5 and 6 of the General Terms and Conditions of Employment, in addition to any other remedies at law or in equity, Dendrite may cease making any Severance Payment, Change in Control Severance Payment or Pro-rata Bonus Payment otherwise due under Sections 4(b) or 4(c). Nothing herein shall affect any of your obligations or Dendrite’s rights under this Agreement.

(e)           Notwithstanding anything in this Agreement to the contrary, if you are deemed to be a “specified employee” for purposes of Internal Revenue Code Section 409A (“Section 409A”), no severance or other payments pursuant to this Section 4 shall be made to you by Dendrite until the amount of time has passed that is necessary to avoid incurring excise taxes under Section 409A. Should this Section 4(e) result in a delay of payments, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), Dendrite shall begin to make such payments as described in this Section 4, provided that any amounts that would have been payable earlier but for the application of this Section 4(c), shall be paid in lump-sum on the 409A Payment Date. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A and shall be construed and interpreted in accordance with such intent. Any provision of this Agreement that would cause a payment and/or benefit to fail to satisfy Section 409A may be amended by the parties to comply with Section 409A and given retroactive effect.

(f)            Notwithstanding any other provision of this Agreement or any other agreement between you and Dendrite, if you become entitled to one or more payments (with a “payment” including, without limitation, the vesting of an option or other non-cash benefit or property) pursuant to any plan, agreement or arrangement of Dendrite (together, “‘Total Payments”) which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”)(or any similar tax that may be imposed) (the “Excise Tax”) and (B) such Excise Taxes which become payable by you equal or exceed 20% of the Total Payments, Dendrite will pay you an additional amount (“Gross-Up Payment”) in an amount such that the after tax payment of all taxes (including without limitation all income and employment tax and Excise Tax and treating as a tax the disallowance of any deduction by virtue of the inclusion of the Gross-Up Payment in your adjusted Gross Income), and interest and penalties with respect to such taxes, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Taxes. The determination of whether any such Gross-Up Payment is due you and the amount of such payment, if any, shall be made at Dendrite’s expense by a nationally recognized accounting firm mutually acceptable to you and Dendrite and such determination of such firm shall be binding on both you and Dendrite.

For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i)

The Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by Dendrite and reasonably acceptable to you, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

(ii)

The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

(iii)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-up Payment, you shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of your adjusted gross income): and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in your adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, you shall repay to Dendrite at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to you or otherwise realized as a benefit by you) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), Dendrite shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, Dendrite shall pay you on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Dendrite to you, payable on the fifth day after demand by Dendrite (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. You shall notify Dendrite in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Dendrite of the Gross-up Payment. Such notification shall be given as soon as reasonably practicable, but no later than 10 business days after you are actually informed in writing of such claim, and shall apprise Dendrite of such claim and the date on which such claim is requested to be paid. Dendrite shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, Dendrite may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that Dendrite’s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and you shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. You shall cooperate with Dendrite in any proceedings with the Internal Revenue Service or otherwise relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder. In addition, you shall give Dendrite any information reasonably requested by Dendrite in connection with the proceedings and take such actions as Dendrite shall reasonably request from time to time, including without limitation, accepting legal representation with respect to such proceeding by an attorney reasonably selected by Dendrite.

(g)           In the event your employment is terminated hereunder as a result of your Disability or your death, Dendrite’s only obligation is to pay you or your estate your base salary through the date of your termination, offer COBRA coverage in accordance with applicable law, and pay you or your estate a Pro-rata Bonus Payment.

(h)           In the event you terminate your employment with Dendrite without “Good Reason” or Dendrite terminates your employment for “Cause” it is understood and agreed that Dendrite’s only obligation is to pay you your base salary through the date of your termination and to offer you COBRA coverage in accordance with applicable law. You will not be entitled to a Pro-rata Bonus Payment if you terminate employment without Good Reason or are terminated for Cause.

Please sign where indicated below to acknowledge your agreement to the Specific Terms and Conditions (“Special Terms”) set forth above and the General Terms and Conditions of Employment attached hereto (“General Terms”), both of which together shall form the terms and conditions of your employment (the “Agreement”).

Sincerely,

/s/ Christine A. Pellizzari
SVP General Counsel &
Secretary

Accepted and agreed to:

/s/ John Bailye
John Bailye

Date:	5/16/06

DENDRITE INTERNATIONAL, INC.
GENERAL TERMS & CONDITIONS OF EMPLOYMENT
(together with the Specific Terms and Conditions of Employment, the “Agreement”)

1.             INFORMATION AND BUSINESS OPPORTUNITY. During your employment with Dendrite, you may acquire knowledge of (i) information that is relevant to the business of Dendrite or its affiliates or (ii) knowledge of business opportunities pertaining to the business in which Dendrite or its affiliates are engaged. You shall promptly disclose to Dendrite that information or business opportunity but shall not disclose it to anyone else without Dendrite’s written consent.

2.             DENDRITE AND CLIENT CONFIDENTIAL INFORMATION. As a result of your employment with Dendrite as its Chief Executive Officer and Chairman of the Board, you have acquired and will continue to acquire information which is proprietary and confidential to Dendrite and its affiliates (“Confidential Information”). This Confidential Information includes, but is not limited to, Dendrite’s proprietary software, technical and commercial information, instruction and product information, the design, “look and feel” and capabilities of Dendrite’s product, Dendrite’s proprietary training program methodology regarding the utilization of electronic territory management software and associated client support services, Dendrite’s methodology for promoting its products and services to its clients, Dendrite’s proprietary Graphic User Interface, the navigational paths through which Dendrite’s clients input and access information stored in the proprietary software, the particularized needs and demands of Dendrite’s clients and the customizations Dendrite makes to its proprietary software to meet those clients’ needs, financial arrangements, salary and compensation information, competitive status, pricing policies, knowledge of suppliers, technical capabilities, discoveries, algorithms, concepts, software in any stage of development, designs, drawings, specifications, techniques, models, data, technical manuals, training guides and manuals, research and development materials, processes, procedures, know-how and other business affairs relating to Dendrite. Confidential Information also includes any and all technical information involving Dendrite’s work. In addition, Dendrite may be furnished information and data which is proprietary and confidential to its clients, partners, suppliers and other third parties (“Third Parties”). You agree to use the Confidential Information of Dendrite and Third Parties solely during and in furtherance of your employment with Dendrite. You agree to keep all such Confidential Information confidential and agree not to reveal it at any time without the express written consent of Dendrite. This obligation is to continue in force after employment terminates for whatever reason.

Confidential Information shall not include information which the receiving party can demonstrate: (a) is or becomes available to the public through no breach of this Agreement; (b) was previously known by the receiving party without any obligation to hold it in confidence; (c) is received from a third party free to disclose such information without restriction; (d) is independently developed by the receiving party without the use of Confidential Information of the disclosing party; (e) is approved for release by written authorization of the disclosing party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; (f) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or, (g) is disclosed in response to a valid order of a court and other governmental body of the United States or any political subdivision thereof, but only to the extent of and for the purposes of such order; provided, however, that the receiving party shall first notify the disclosing party of the order and permit the disclosing party to seek an appropriate protective order.  Nothing in this Section 2 shall preclude you from using general knowledge or skills you may have developed during the course of your employment with Dendrite provided such use is not in violation of the provisions of Section 5.

3.             RETURN OF PROPERTY. Upon termination of employment for any reason or upon the request of Dendrite, you shall fully account for and return to Dendrite all property which you received, prepared or helped prepare in connection with your employment including, but not limited to, all copies of any confidential information or records, data, materials, disks, notes, notebooks, blueprints, client lists or other papers or material in any tangible media or computer readable form belonging to Dendrite or to any of its clients, partners and suppliers. You will not retain any copies, duplicates, reproductions or excerpts thereof.

4.             INVENTIONS. All work performed by you and all materials, products, deliverables, inventions, software, ideas, disclosures and improvements, and copyrighted material made or conceived by you, solely or jointly, in whole or in part, during your employment with Dendrite (even if completed following the termination of your employment) that relate to any matters pertaining to the business of Dendrite shall be the property of Dendrite and shall be deemed to be a work made for hire. To the extent that title to any of the foregoing shall not, by operation of law, vest in Dendrite, all right, title and interest therein are hereby irrevocably assigned to Dendrite. You agree to give Dendrite or any person or entity designated by Dendrite reasonable assistance required to perfect its rights therein.

5.             RESTRICTION ON FUTURE EMPLOYMENT. You acknowledge (i) the highly competitive nature of the business and the industry in which Dendrite competes; (ii) that as Dendrite’s CEO you have acquired and had access to and will continue to acquire and have access to confidential information as described in Section 2 of the General Terms; (iii) that, as a key employee of Dendrite, you have participated and will continue to participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, you will obtain knowledge of the “know-how” and business practices of Dendrite, in which matters Dendrite has a substantial proprietary interest; and (iv) that your employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and your position with Dendrite places you in a position of confidence and trust with the clients and employees of Dendrite. In the course of your employment with Dendrite, you have developed and will continue to develop a personal relationship with the clients of Dendrite and a knowledge of those clients’ affairs and requirements, and that the relationship of Dendrite with their established clientele have been placed and will continue to be placed in your hands in confidence and trust. You consequently agree that it is reasonable and necessary for the protection of the confidential information, goodwill and business of Dendrite that you make the covenants contained herein and that Dendrite would not have entered into this Agreement unless the covenants set forth in this Section 5 were contained in this Agreement. Accordingly, you agree that during the period that you are employed by Dendrite and for a period of eighteen months thereafter, you shall not, as an individual, employee, consultant, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of Dendrite, directly or indirectly, and regardless of the reason for your ceasing to be employed by Dendrite:

(a)           perform services that compete with the business or business conducted by Dendrite or any of its affiliates or render services to any person or entity which competes with the business of businesses conducted by Dendrite or any of its affiliates (or which business Dendrite can at the time of your termination of employment establish it will likely conduct within one (1) year following the date of your termination);
(b)           attempt in any manner to solicit or accept from any client business of the type performed by Dendrite or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with Dendrite, whether or not the relationship between Dendrite and such client was originally established in whole or in part through your efforts;
(c)           employ, attempt to employ or assist anyone else in employing any employee or contractor of Dendrite or induce or attempt to induce any employee or contractor of Dendrite to terminate their employment or engagement with Dendrite; or
(d)           render to or for any client any services of the type rendered by Dendrite (unless such services are rendered directly to a client as an employee of such client, in which case this Section 5(d) shall not apply).

As used in this Section 5, the term “Dendrite” shall mean Dendrite and its affiliates, and the term “client” shall mean (1) anyone who is a client of Dendrite on the date of your termination or, if your employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the “Determination Date”), but only if you solicited, rendered services for, or were otherwise involved with any such client at any time during your employment with Dendrite; (2) anyone who was a client of Dendrite at any time during the one (l) year period immediately preceding the Determination Date; but only if you solicited, rendered services for, or were otherwise involved with any such client at any time during your employment with Dendrite; (3) any prospective client to whom Dendrite had made a new business presentation (or similar offering of services) at any time during the one (1) year period immediately preceding the Determination Date; but only if you actively participated in or supervised such new business presentation (or similar offering of services); and (4) any prospective client to whom Dendrite made a new business presentation (or similar offering of services) at any time within six (6) months after the date of your termination (but only if the initial discussions between Dendrite and such prospective client relating to the rendering of services occurred prior to the date of your termination, and only if you actively participated in or supervised such discussions). For purposes of this clause, it is agreed that a general mailing or an incidental contact shall not be deemed a “new business presentation or similar offering of services” or a “discussion”. In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a “Client Group”), the term “client” as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by Dendrite.

For an eighteen month period after the termination of your employment for any reason whatsoever, you agree to promptly notify Dendrite in writing the identity of all subsequent employers. You agree to provide such information as Dendrite may from time to time request to determine your compliance with the terms of this Agreement.

6.             NON-DISPARAGEMENT. You agree that you will not at any time make any statement, observation or opinion, or communicate any information (whether oral or written) that is likely to come to the attention of any client or employee of Dendrite or any member of the media, which statement is derogatory of or casts in a negative light Dendrite or its officers, directors and employees or otherwise engage in any activity which is inimical to the interests of the Dendrite.

7.             OUTSIDE CONTRACTING. You shall not enter into any agreements during your employment by Dendrite to provide services to any company, person or organization outside of your employment by Dendrite (an “Outside Agreement”) without the prior written express consent from Dendrite. You must notify Dendrite of your intent to enter into an Outside Agreement specifying therein the other party to such Outside Agreement and the type of services to be provided by you.  Dendrite shall not unreasonably withhold permission to you to enter into Outside Agreements unless such Outside Agreements (i) are with competitors or potential competitors of Dendrite, or (ii) as determined in Dendrite’s sole discretion, shall substantially hamper or prohibit you from satisfactorily carrying out all duties assigned to you by Dendrite. The parties also agree that you may serve on one Board of Directors of a publicly traded company at any given time during the duration of this Agreement so long as that company is not in a business that directly competes with Dendrite and that you disclose this Board position to Dendrite prior to your acceptance of any such position.

8.             REMEDIES. The parties agree that in the event you breach or threaten to breach this Agreement, money damages may be an inadequate remedy for Dendrite and that Dendrite will not have an adequate remedy at law. It is understood, therefore, that in the event of a breach or threatened breach of this Agreement by you, Dendrite shall have the right to obtain from a court of competent jurisdiction restraints or injunctions prohibiting you from breaching or threatening to breach this Agreement. In that event, the parties agree that Dendrite will not be required to post bond or other security. It is also agreed that any restraints or injunctions issued against you shall be in addition to any other remedies which Dendrite may have available to it.  In the event Dendrite (or its successor) breaches this Agreement following a Change in Control, the Employee shall be entitled to recover the costs and expenses including attorneys’ fees and disbursements incurred in an action seeking relief for any such breach.

9.             ARBITRATION

(a)           If any dispute arises between you and Dendrite that the parties cannot resolve themselves, including any dispute over the application, validity, construction, or interpretation of this Agreement, arbitration in accordance with the then-applicable employment law rules of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature; provided, however, that Dendrite may enforce your obligation to provide services under this Agreement and your obligations under Sections 1 through 7 hereof by an action for injunctive relief and damages in a court of competent jurisdiction at any time prior or subsequent to the commencement of an arbitration proceeding as herein provided. This Section 9 shall apply to any and all claims arising out of your employment and its termination, under state and federal statutes, local ordinances, and the common law including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act and the New Jersey Law Against Discrimination.
(b)           You have read and understand this Section 9 which discusses arbitration. You understand that by signing this Agreement, you agree to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or your employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of your right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship. You further understand that other options such as federal and state administrative remedies and judicial remedies exist and know that by signing this Agreement those remedies are forever precluded and that regardless of the nature of your complaint, you know that it can only be resolved by arbitration.

(c)           Unless the parties agree otherwise, any arbitration shall be administered by and take place in the offices of the American Arbitration Association in Somerset, New Jersey.  If that office is not available, then the arbitrator shall determine the location of the arbitration within New Jersey.

10.          SEVERABILITY. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

11.          NOTICES. In the event any notice is required to be given under the terms of this Agreement, it shall be delivered in the English language, in writing, as follows:

If to you:	To the address set forth on the first page of this Agreement

If to Dendrite:	Attn: General Counsel
Dendrite International, Inc.
1405 Route 206 South
Bedminster, NJ 07921

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

12.          PRIOR EMPLOYMENT. You represent and warrant that you have not taken or otherwise misappropriated and do not have in your possession or control any confidential and proprietary information belonging to any of your prior employers or connected with or derived from your service to prior employers. You represent and warrant that you have returned to all prior employers any and all such confidential and proprietary information. You further acknowledge, represent and warrant that Dendrite has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by Dendrite. You agree, represent and warrant that you will not use such information in connection with your employment by Dendrite. You shall indemnify and hold harmless Dendrite from any and all claims arising from any breach of the representations and warranties in this Section.

13.          MISCELLANEOUS.

(a)           This Agreement shall be governed by and construed in accordance with the laws of New Jersey, without regard to the conflicts of laws. Competent courts of jurisdiction in New Jersey shall have exclusive jurisdiction to entertain any legal or equitable action with respect to Sections 1 through 8 of the General Terms except that Dendrite may institute any such suit against you in any jurisdiction in which you may be at the time. In the event suit is instituted in New Jersey, it is agreed that service of summons or other appropriate legal process may be affected upon any party by delivering it to the last known address.
(b)           Your rights or obligations under the terms of this Agreement or of any other agreement with Dendrite may not be assigned. Any attempted assignment will be void as to Dendrite. Dendrite may, however, assign its rights to any affiliated or successor entity.
(c)           Except for the Indemnification Agreement by and between you and Dendrite, and any Stock Option Agreements by and between you and Dendrite, this Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior negotiations, discussions, agreements or understandings between the parties hereto pertaining to the subject matter hereof, including but not limited to, the Prior Agreement. No representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either party. This Agreement may not be modified or waived except by a writing signed by both parties. No waiver by either party of any breach by the other shall be considered a waiver of any subsequent breach of the Agreement.
(d)           This Agreement shall be binding upon and inure to the benefit of your heirs and personal representatives and to the successors and assigns of Dendrite.

/s/ Christine A. Pellizzari
On behalf of Dendrite

/s/ John Bailye
John Bailye

Exhibit A To Dendrite Specific Terms & Conditions Of Employment

(a)           “Cause” as used in this Agreement shall mean (i) any gross misconduct on the part of you while employed by Dendrite with respect to your duties under this Agreement, (ii) the engaging by you in an indictable offense while employed by Dendrite which relates to your duties under this Agreement or which is likely to have a material adverse effect on the business of Dendrite, (iii) the commission by you of any willful or intentional act while employed by Dendrite which injures in any material respect or could reasonably be expected to injure in any material respect the reputation, business or business relationships of Dendrite, including without limitation, a breach of Sections 1 through 7 of the General Terms and Conditions of Employment, or (iv) the engaging by you through gross negligence in conduct while employed by Dendrite which injures materially or could reasonably he expected to injure materially the business or reputation of Dendrite.
(b)           “Disability” as used in this Agreement shall have the same meaning as that term, or such substantially equivalent term, has in any group disability policy carried by Dendrite. If no such policy exists, the term “Disability” shall mean the occurrence of any physical or mental condition which materially interferes with the performance of your customary duties in your capacity as an employee where such disability has been in effect for a period of six (6) months (excluding permitted vacation time), which need not be consecutive, during any single twelve (12) month period.
(c)           “Good Reason” as used in this Agreement shall mean, without your express written consent, the occurrence of any of the following events which is not corrected within ten (10) days following written notice of such event given by you to Dendrite:
(i)

(A) the assignment to you of any duties or responsibilities materially and adversely inconsistent with your position (including any material diminution of such duties or responsibilities) or (B) a material and adverse change in your reporting responsibilities, titles or offices with Dendrite,

(ii)	any material breach by Dendrite this Agreement with respect to the making of any compensation payments, including without limitation the failure to approve stock options set forth in the Agreement;

(iii)	any requirement of Dendrite that you be based anywhere other than in a thirty-five (35) mile radius of the Dendrite office you are based in

(iv)

the failure of Dendrite to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan (such plans being referred to herein as “Welfare Plans”) in which you are participating as of the date of this Agreement (or as such benefits and compensation may be increased from time to time), or the taking of any action by Dendrite which would materially and adversely affect your participation in or materially reduce your benefits under such Welfare Plans (other than an across-the-board reduction of such benefits affecting senior executives of Dendrite) unless (i) you are permitted to participate in other plans providing you with substantially comparable benefits

Initial here

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(at substantially comparable cost with respect to the Welfare Plans), (ii) any such Welfare Plan does not provide material benefits to you (determined in relation to your compensation and benefits package), (iii) such failure or action is taken at the direction of you or with your consent, or (iv) such failure or action is required by law; or

(v)	the failure of Dendrite to obtain an agreement from a successor employer to assume Dendrite’s obligations under this Agreement in the event of a Change in Control.

You must notify Dendrite of any event constituting Good Reason within ninety (90) days following your knowledge of its existence or such event shall not constitute Good Reason.

(d)           “Change in Control” as used in this Agreement shall mean the occurrence of any one of the following events:
(i)

any “person” (as such term is defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(4)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Dendrite representing 33 1/3% or more of the combined voting power of Dendrite’s then outstanding securities eligible to vote for the election of the Board (the “Dendrite Voting Securities”); provided, however, that the event described in this subsection (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Dendrite or any subsidiary, (B) by any employee benefit plan sponsored or maintained by Dendrite or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Control Transaction (as defined in subsection (iii) below), or (E) a transaction (other than one described in subsection (iii) below) in which Dendrite Voting Securities are acquired from Dendrite, if a majority of the Incumbent Board (as defined below) approves a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control under this subsection (i);

(ii)

individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date, whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Dendrite in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of Dendrite as a result of an actual or threatened election contest with respect to directors or any other actual or

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threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to he a member of the Incumbent Board;

(iii)

the shareholders of Dendrite approve a merger, consolidation, share exchange or similar form of corporate reorganization of Dendrite or any such type of transaction involving Dendrite or any of its subsidiaries (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of the publicly traded corporation or effective control resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of Dendrite Voting Securities or all or substantially all of the assets of Dendrite and its subsidiaries) eligible to elect directors of such corporation would be represented by shares that were Dendrite Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power would be in substantially the same proportion as the voting power of such Dendrite Voting Securities immediately prior to the Business Combination, and (B) no person (other than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by Dendrite (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 33-1/3% or more of Dendrite Voting Securities (a “Dendrite 33-1/3% Stockholder”)) would become the beneficial owner, directly or indirectly, of 33-1/3% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination and no Dendrite 33-1/3% Stockholder would increase its percentage of such total voting power and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination would be members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”); or

(iv)	the shareholders of Dendrite approve a plan of complete liquidation or dissolution of Dendrite or the sale or disposition of all or substantially all of the Dendrite’s assets.

Notwithstanding the foregoing, a Change in Control of Dendrite shall not be deemed to occur solely because any person acquires beneficial ownership of more than 33 1/3% of Dendrite Voting Securities as a result of the acquisition of Dendrite Voting Securities by Dendrite which, by reducing the number of Dendrite Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control of Dendrite would occur as a result of such an acquisition by Dendrite (if not for the operation of this sentence), and after Dendrite’s acquisition such person becomes the beneficial owner of additional Dendrite Voting Securities that increases the percentage of outstanding Dendrite Voting Securities beneficially owned by such person, then a Change in Control of Dendrite shall occur.

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